Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, AUGUST 25, 2011
Contact: David Vander Ploeg Executive VP and CFO 920-882-5854

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2012 FIRST QUARTER RESULTS

¡	First quarter revenues increase 9 percent; organic revenue grows 2 percent
¡	Diluted earnings per share of $0.72; includes $0.05 refinancing charge
¡	Full year guidance confirmed

Greenville, WI, August 25, 2011—School Specialty (NASDAQ: SCHS) today reported fiscal 2012 first quarter financial results. Revenue for the first quarter was $276.1 million compared with $253.0 million in the first quarter of the prior fiscal year, an increase of 9 percent. On a comparable shipment week basis, first quarter revenue increased approximately $5 million, or 2 percent. Approximately $18 million of the revenue increase was attributable to timing of shipments.

Net income was $13.6 million, including refinancing charges net of tax of $1.1 million, compared with a net loss of $331.6 million in last year’s first quarter, which included an impairment charge of $344.9 million. Diluted earnings per share, including refinancing charges, was $0.72 in this year’s first quarter compared with a loss per share of $17.58 last year, including the impairment charge. Excluding impairment and refinancing charges, diluted earnings per share increased 10 percent to $0.77 per share in the first quarter of fiscal 2012 from $0.70 per share in last year’s first quarter. Earnings before interest, tax, depreciation and amortization (“EBITDA”) increased 4 percent to $40.3 million in this year’s first quarter.

“Growth in revenues in the first quarter marked the second consecutive quarter of improvement in a challenging school budget environment,” said Chief Executive Officer David J. Vander Zanden. “Both the Educational Resources and Accelerated Learning segments contributed to the revenue increase in the quarter. State budget and tax collection trends currently suggest that for most states, the worst may be over, and that stabilization and potential improvement in fiscal 2012 actual state performance against budgets should help stem education budget pressure.”

“Our business and shipment cycle makes it important to review the combined results of the first two quarters to accurately evaluate performance of the business,” cautioned Vander Zanden. “Due to the extra shipping week last fiscal year, our busiest week over the summer has moved from its traditional place in quarter two to the last week of quarter one.”

Vander Zanden concluded, “We remain firmly committed to improving gross margins and controlling costs for the balance of the year in order to improve operating performance, and believe that in the long term, shareholders will benefit from this improved operating leverage as education spending increases to meet growing student populations and new curriculum adoptions.”

First Quarter Financial Results

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Revenue for fiscal 2012’s first quarter was $276.1 million, compared with $253.0 million in fiscal 2011’s first quarter, an increase of $23.1 million, or 9 percent. Approximately $18 million of this increase was related to the shift in the high volume shipping weeks between the first and second quarter as described above. Organic revenue growth, after adjusting for shift in weeks between the first and second quarter, was 2 percent. The Educational Resource segment had organic revenue growth of 1 percent and the Accelerated Learning segment had organic revenue growth of 3 percent.

•

Gross profit was $111.3 million compared with $108.1 million in last year’s first quarter. Consolidated gross margin declined 240 basis points to 40.3 percent, compared with the prior year’s 42.7 percent. The decline in gross margin was related primarily to pricing discounts and product and freight cost increases within the Educational Resources segment, partially offset by a favorable product mix.

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Selling, general and administrative (SG&A) expenses increased $2.0 million to $79.8 million compared with the prior year’s $77.8 million. The increase is primarily related to incremental variable costs associated with the higher volume and the expense associated with the company’s incremental investment in catalogs for this back-to-school season. Full-time headcount was down 5 percent at the end of the first quarter, on a year-over-year comparison.

•

Interest expense in the first quarter was $7.9 million compared with last year’s $8.1 million. Interest expense in the first quarter of fiscal 2012 included $0.7 million of accelerated debt issuance cost amortization related to debt refinancings. First quarter fiscal 2012 interest expense includes $2.5 million of non-cash interest expense related to the company’s convertible debt, compared to $3.4 million of non-cash interest expense in last year’s first quarter.

•

During the first quarter of fiscal 2012, $57.5 million of outstanding 3.75% convertible subordinated debentures were exchanged and refinanced with new debentures. Expenses of $1.1 million associated with this convertible debt exchange were recognized in the current year’s first quarter.

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Net income was $13.6 million in the first quarter of fiscal 2012 compared with a net loss of $331.6 million last year’s first quarter. Diluted earnings per share in this year’s first quarter were $0.72 compared with a loss per share of $17.58 last year. Current year net income included $1.1 million of debt refinancing charges, or $0.05 per diluted share. Last year’s net loss included a non-cash goodwill and other intangible asset impairment charge of $344.9 million, or $18.28 per share.

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Free cash flow declined in the first quarter of fiscal 2012 by $44.8 million compared to fiscal 2011’s first quarter. This expected decline was a result of the planned early inventory purchases made during the company’s fourth quarter of fiscal 2011 and the subsequent payments of the related accounts payable.

Outlook

School Specialty is confirming its fiscal 2012 guidance of the following:

•	Revenue of $755 million to $780 million, representing flat to positive 3.5 percent growth, on a normalized 52-week comparison.
•	EBITDA of $53 million to $59 million, representing margins of 7.0 percent to 7.5 percent.
•	Loss per share of $0.35 to $0.10.
•	Free cash flow of $5 million to $15 million, which includes one-time deferred tax payments of approximately $30 million.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2012 first quarter financial results. The conference call begins today, August 25, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investors section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

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About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans, prospects, or asset values, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended
	July 30, 2011	July 24, 2010

Revenues	$276,084	$252,984
Cost of revenues	164,808	144,912

Gross profit	111,276	108,072
Selling, general and administrative expenses	79,776	77,848
Impairment charge	-	411,390

Operating income/(loss)	31,500	(381,166)

Other expense:
Interest expense	7,912	8,130
Expense assocated with convertible debt exchange	1,090	-

Income/(loss) before provision for income taxes	22,498	(389,296)
Provision for (benefit from) income taxes	8,928	(57,669)
Income/(loss) before investment in unconsolidated affiliate	$13,570	$(331,627)

Equity in losses of unconsolidated affiliate	(20)	-

Net income/(loss)	$13,550	$(331,627)

Weighted average shares outstanding:
Basic	18,873	18,864
Diluted	18,925	18,864

Net Income/(Loss) per Share:
Basic	$0.72	$(17.58)
Diluted	$0.72	$(17.58)

Earnings before interest, taxes, depreciation, amortization and impairment charges (EBITDA) reconciliation:
Net income (loss)	$13,550	$(331,627)
Equity in losses of unconsolidated affiliate	20	-
Provision for / benefit from income taxes	8,928	(57,669)
Loss on convertible debt exchange	1,090	-
Impairment of goodwill and intangible assets	-	411,390
Depreciation and amortization expense	7,218	6,988
Amortization of development costs	1,602	1,537
Net interest expense	7,912	8,130

EBITDA	$40,320	$38,749

See accompanying notes to condensed consolidated financial statements.

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SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

Unaudited

	July 30, 2011	April 30, 2011	July 24, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,927	$9,821	$8,586
Accounts receivable	194,507	67,442	177,888
Inventories	121,526	111,266	126,828
Deferred catalog costs	11,206	16,639	10,268
Prepaid expenses and other current assets	15,584	14,516	16,115
Deferred taxes	-	-	9,866

Total current assets	346,750	219,684	349,551
Property, plant and equipment, net	62,268	65,571	64,672
Goodwill	129,091	129,390	126,786
Intangible assets, net	153,218	155,889	163,541
Other	36,063	36,383	33,134
Deferred taxes long-term	8,887	10,227	-
Investment in unconolidated affiliate	20,380	20,400	28,299

Total assets	$756,657	$637,544	$765,983

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$42,765	$98,243	$133,809
Accounts payable	125,554	85,639	126,169
Accrued compensation	8,903	7,972	10,764
Deferred revenue	4,348	3,600	5,466
Deferred taxes	-	4,454	-
Accrued income taxes	13,856	11,855	4,264
Other accrued liabilities	37,583	25,428	37,458

Total current liabilities	233,009	237,191	317,930
Long-term debt-less current maturities	306,926	198,036	201,587
Deferred taxes	-	-	27,867
Other liabilities	688	688	1,423

Total liabilities	540,623	435,915	548,807

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 150,000,000 authorized and
24,300,545; 24,290,345 and 24,290,345 shares issued, respectively	24	24	24
Capital paid-in excess of par value	442,764	441,335	437,513
Treasury stock, at cost - 5,420,210; 5,420,210 and 5,420,210 shares, respectively	(186,637)	(186,637)	(186,637)
Accumulated other comprehensive income	25,818	26,390	21,113
(Accumulated deficit)	(65,935)	(79,483)	(54,837)

Total shareholders’ equity	216,034	201,629	217,176

Total liabilities and shareholders’ equity	$756,657	$637,544	$765,983

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Three Months Ended
	July 30, 2011	July 24, 2010
Cash flows from operating activities:
Net income/(loss)	$13,550	$(331,627)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	7,218	6,988
Amortization of development costs	1,602	1,537
Amortization of debt fees and other	1,062	625
Share-based compensation expense	517	827
Deferred taxes	(3,728)	(64,712)
Equity in losses of unconsolidated affiliate	20	-
Impairment charge	-	411,390
Expense associated with convertible debt exchange	1,090	-
Non cash convertible debt deferred financing costs	2,453	3,436
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(127,066)	(105,190)
Inventories	(10,259)	(26,921)
Deferred catalog costs	5,433	3,325
Prepaid expenses and other current assets	(1,069)	(259)
Accounts payable	39,793	77,721
Accrued liabilities	15,573	15,181

Net cash used in operating activities	(53,811)	(7,679)

Cash flows from investing activities:
Additions to property, plant and equipment	(1,265)	(2,410)
Investment in product development costs	(1,954)	(2,181)

Net cash used in investing activities	(3,219)	(4,591)

Cash flows from financing activities:
Proceeds from bank borrowings	176,500	35,400
Repayment of debt and capital leases	(123,887)	(35,579)
Payment of debt fees and other	(1,477)	-

Net cash provided by financing activities	51,136	(179)

Net decrease in cash and cash equivalents	(5,894)	(12,449)
Cash and cash equivalents, beginning of period	9,821	21,035

Cash and cash equivalents, end of period	$3,927	$8,586

Free cash flow reconciliation:
Net cash used in operating activities	$(53,811)	$(7,679)
Additions to property and equipment	(1,265)	(2,410)
Investment in development costs	(1,954)	(2,181)

Free cash flow	$(57,030)	$(12,270)

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School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2012

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	1Q12-QTD	1Q11-QTD	Change $	Change %	1Q12-QTD	1Q11-QTD
Revenues
Educational Resources	$186,064	$175,418	$10,646	6.1%	67.4%	69.3%
Accelerated Learning Group	89,853	77,399	12,454	16.1%	32.5%	30.6%
Corporate and Interco Elims	167	167	-		0.1%	0.1%

Total Revenues	$276,084	$252,984	$23,100	9.1%	100.0%	100.0%

					% of Revenues
	1Q12-QTD	1Q11-QTD	Change $	Change %	1Q12-QTD	1Q11-QTD
Gross Profit
Educational Resources	$60,437	$62,110	$(1,673)	-2.7%	54.3%	57.5%
Accelerated Learning Group	50,156	45,315	4,841	10.7%	45.1%	41.9%
Intercompany Eliminations	683	647	36		0.6%	0.6%

Total Gross Profit	$111,276	$108,072	$3,204	3.0%	100.0%	100.0%

Segment Gross Margin Summary-QTD

Gross Margin	1Q12-QTD	1Q11-QTD
Educational Resources	32.5%	35.4%
Accelerated Learning Group	55.8%	58.5%
Total Gross Margin	40.3%	42.7%

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